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Exhibit 5.1

         September 10, 2002

Zions Bancorporation,
One South Main Street,
Salt Lake City, Utah 84111.

Zions Investment Securities, Inc.,
10 East South Temple,
13th Floor,
Salt Lake City, Utah 84111.

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933 (the "Act") of $340,000,000 principal amount of senior and subordinated debt securities (collectively, the "Securities") of Zions Bancorporation, a Utah corporation (the "Company"), we, as counsel to the agents identified in the registration statement relating to the Securities (the "Registration Statement"), have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

        Upon the basis of such examination, we advise you that, in our opinion, when the terms of the Securities and of their issuance and sale have been duly established in conformity with the applicable indenture relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Securities have been duly executed and authenticated in accordance with the applicable indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        The foregoing opinion is limited to the Federal laws of the United States and the laws of the States of New York and Utah, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Utah law, we have, with your approval, relied upon the opinion, dated the date hereof, of Callister, Nebeker & McCullough, a Professional Corporation, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Callister, Nebeker & McCullough, a Professional Corporation. We believe you and we are justified in relying on such opinion for such matters.

        Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the indentures have been duly authorized, executed and delivered by the trustee thereunder, an assumption which we have not independently verified.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Debt Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ SULLIVAN & CROMWELL

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  Exhibit 5.1